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                      AMES DEPARTMENT STORES, INC.              Exhibit 20
                         JULY RESULTS VS. PLAN                  Page 2 of 2
                            MANAGEMENT FORMAT
                               (Unaudited)
                              (In Millions)

                                                             Fiscal 1995
                                            July 1994        Year-to-Date
                                          Actual    Plan*   Actual    Plan*
CASH FLOW SUMMARY:
Beg. Unrestricted Cash & Cash Equiv.       $32.9    $34.1    $16.5    $26.9

Cash Generated from (Used in) Operations:
   Net Income (Loss)                        (3.2)    (3.2)    (8.5)    (9.2)
   Non-Cash Income Tax Expense (Benefit)    (1.5)    (1.5)    (3.4)    (3.7)
   Other                                    (0.5)     0.5      0.5      3.5
                                        ------------------------------------
Cash from Operations                        (5.2)    (4.2)   (11.4)    (9.4)

Changes in Working Capital:
   FIFO Inventory (increase) decrease       (9.9)    (6.6)   (42.7)   (39.5)
   Trade Payables increase (decrease)       27.2     18.3     25.5      6.2
   All Other                                (0.4)    (6.8)    (2.4)    (7.9)
                                        ------------------------------------
Net Changes in Working Capital              16.9      4.9    (19.6)   (41.2)

Capital Expenditures                        (4.6)    (5.2)   (10.7)   (21.0)

(Incr) Decr. in Rest. Cash & Cash Equiv.       -      0.1     55.0     57.4

Other:
   Short-Term Borrow. (Pymts) - Revolver    (7.8)       -     91.0    105.0
   Payments of Capital Leases               (0.3)    (0.3)    (1.8)    (1.9)
   Payments on Long-Term Debt               (1.1)    (0.3)   (80.6)   (79.3)
   Increase in Deferred Financing Costs        -        -     (7.6)    (7.4)
                                        ------------------------------------
Total Other                                 (9.2)    (0.6)     1.0     16.4
                                        ------------------------------------

Unrestricted Cash Increase (Decrease)       (2.1)    (5.0)    14.3      2.2
                                        ------------------------------------

Ending Unrestricted Cash & Cash Equiv.     $30.8    $29.1    $30.8    $29.1
                                        ====================================

* As reported on Form 8-K dated May 27, 1994.


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